UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 11, 2012

Cal Dive International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33206 (Commission File Number)	61-1500501 (IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 361-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2012, William L. Transier tendered his resignation as a director of Cal Dive International, Inc. (the “Company”), effective immediately.  Mr. Transier is the Chairman, Chief Executive Officer and President of Endeavour International Corporation, and he also serves on the board, as chairman of the audit committee and as a member of the compensation committee of Helix Energy Solutions Group, Inc. (“Helix”), the Company’s former parent company.

Mr. Transier and Owen E. Kratz, Helix’s Chief Executive Officer, President, and Chairman, each joined the Company’s board of directors (“Board”) in February 2006 when Helix was the Company’s sole stockholder.  Helix owned a majority of the Company’s outstanding common stock until 2009 when it reduced its ownership to 500,000 shares, representing less than 1% of our outstanding shares.  Helix sold its remaining shares of our common stock in 2011 and Mr. Kratz resigned from the Board that same year.  However, Mr. Transier continued to serve on the Board in order to avoid any potential disruption that might have resulted from the simultaneous departure of two directors from a relatively small board.

Mr. John B. Reed, Jr. joined our Board in May 2012 and following Mr. Transier’s resignation, the Company has five directors, four of whom are independent as required by the rules of the New York Stock Exchange.  Mr. Transier had served as the Board’s lead independent director and as a member of all Board committees.  Following Mr. Transier’s resignation, the Board has appointed John B. Reed, Jr. to serve as its lead independent director, and as a member of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Lisa Manget Buchanan
Lisa Manget Buchanan Executive Vice President, General Counsel and Secretary

Date:   December 14, 2012